EXHIBIT 16.1

[Letterhead of Baker Tilly Virchow Krause, LLP]

April 4, 2012

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F. Street, NE
Washington, DC 20549

RE: Defense Industries Limited Inc.

Ladies and Gentlemen:

We have read Item 4.01 of Defense Industries International Inc.’s Form 8-K dated April 4, 2012, and have the following comments:

1. We agree with the statements made in Item 4.01(a).

2. We have no basis on which to agree or disagree with the statements made in Item 4.01(b).

 Very truly yours,

Baker Tilly Virchow Krause, LLP

/s/ Baker Tilly Virchow Krause, LLP